                                                                 EXHIBIT 11
                                                  FORM 10-Q for the Quarter
                                                        Ended June 30, 1995
                                                           File No. 1-11237

                   AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                             EARNINGS PER SHARE
                (Dollars in Thousands except per share amounts)
                                (Unaudited)

                                   For the Three Months      For the Six Months
                                     Ended June 30,             Ended June 30,

                                     1995       1994          1995       1994
                                   _______    _______       _______    _______

     Net income                    $27,912    $18,901       $52,994    $34,706
                                   =======    =======       =======    =======

     Weighted average number of
      shares outstanding            46,944     46,847        46,943     46,855
     Net effect of dilutive
      stock options-based on the
      treasury stock method using
      average market price              83         27            71         43
                                   _______    _______       _______    _______

     Total                          47,027     46,874        47,014     46,898
                                   =======    =======       =======    =======
     Per share amounts:
     Net income                    $   .59    $   .40       $  1.13    $   .74
                                   =======    =======       =======    =======
     Fully Diluted*

     Weighted average
      number of shares
      outstanding                   46,944     46,847       46,943     46,855
     Net effect of dilutive
      stock options-based on
      the treasury stock method
      using the greater of the
      average market price or
      quarter end price                103         27          107         43
                                   _______    _______      _______    _______

     Total                          47,047     46,874       47,050     46,898
                                   =======    =======      =======    =======
     Per share amounts:
     Net income                    $   .59    $   .40      $  1.13    $   .74
                                   =======    =======      =======    =======

     * This calculation is submitted in accordance with Regulation S-K item 601(b) 11 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.